Exhibit 10.5
WEX Inc.
Non-Employee Director Compensation Plan

Effective October 1, 2023
Originally Adopted December 13, 2014

Annual Cash Retainers

The Company shall pay each non-employee board member the following annual cash retainer(s) based upon his or her service. All payments hereunder shall be made in equal quarterly amounts.

Annual Chairman Cash Retainer	$185,000
Annual Lead Director Cash Retainer	$125,000
Annual Director Cash Retainer (other than Lead Director and Chairman)	$85,000
Audit Committee Chair Cash Retainer	$30,000
Compensation Committee Chair Cash Retainer	$25,000
Technology Committee Chair Cash Retainer	$20,000
Finance Committee Chair Cash Retainer	$20,000
Governance Committee Chair Cash Retainer	$20,000

Equity Retainers

All directors at the conclusion of the annual stockholders’ meeting (“ASM”) shall be granted a number of restricted stock units (“RSUs”) worth the equivalent of $200,000 at the then current stock price. Such RSUs will vest annually.

New Director Equity Grants

All new directors shall be granted a number of restricted stock units (“RSUs”) worth the equivalent of $100,000 at the then current stock price. Such RSUs are granted either (i) at the next annual stockholders’ meeting after a new non-employee director's appointment by the Board or (ii) upon initial election to the Board by our stockholders, whichever comes first, and will vest on the first anniversary of the date of grant

Fee Deferral

Directors may defer all or part of their cash fees and equity retainers into deferred stock units which will be payable in Company shares to the Director only upon termination from Board Service.

Expense Reimbursement

Directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Proration of Annual Cash Retainers for New Directors

To the extent a director is appointed at a time other than the ASM, any Annual Cash Retainers will be prorated.